Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

HANCOCK FABRICS, INC. AND SUBSIDIARIES, ET. AL.
CASE NUMBER: 07-10353 (BLS)
OFFICE OF UNITED STATES TRUSTEE - REGION 3

FOR THE QUARTER ENDING January 2, 2010

TABLE OF CONTENTS

Statement/Report	Page Number
Post-Confirmation Quarterly Summary Report	2
Consolidated Balance Sheet	3
Allocation of Disbursements among Legal Entities	4

	OFFICE OF THE UNITED STATES TRUSTEE - REGION 3
	POST-CONFIRMATION QUARTERLY SUMMARY REPORT

	Debtor's Name: Hancock Fabrics, Inc. and Subsidiaries

	Bankruptcy Number: 07-10353
	Date of Confirmation: August 1, 2008

	Reporting Period (month/year): Oct 4, 2009 - Jan 2, 2010
(000's)

	Beginning Cash Balance:		3,457

	All receipts received by the debtor:

	Cash Sales:		83,805

	Collection of Accounts Receivable:		29

	Proceeds from Litigation (settlement or otherwise):		0

	Sale of Debtor’s Assets:		49

	Capital Infusion pursuant to the Plan:		0

	Total of cash received:		83,883

Total of cash available:			87,340

	Less all disbursements or payments (including payments made under the confirmed plan) made by the Debtor:

	Disbursements made under the plan, excluding the administrative
	claims of bankruptcy professionals:		(141)

	Disbursements made pursuant to the administrative claims of
	bankruptcy professionals:		(79)

	All other disbursements made in the ordinary course:		(82,901)

	Total Disbursements		(83,121)

Ending Cash Balance			4,219

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct
	to the best of my knowledge and belief.

Date:	January 29, 2010	Signature /s/ Robert W. Driskell
		Name/Title: Robert W. Driskell Chief Financial Officer

Balance Sheet
(in 000's)

	Oct 3,	Jan 2,
	2009	2010
Assets
Current assets:
Cash and cash equivalents	3,457	4,219
Receivables, less allowance for doubtful accounts	3,573	3,544
Inventories	103,927	95,318
Income taxes refundable	-	-
Prepaid expenses	2,384	1,762
Total current assets	113,341	104,843

Property and equipment, at depreciated cost	42,955	41,782
Other assets	8,350	7,965
Total assets	164,646	154,590
Liabilities and Shareholders' Equity
Liabilities not subject to compromise
Accounts payable	24,819	22,946
Credit facility: Revolver	27,355	12,062
Credit facility: Notes	21,553	21,553
Discount on Notes	(8,938)	(8,356)
Accrued liabilities	15,920	16,598
Other pre-petition obligations	1,744	1,462
Capital Lease Obligations	3,217	3,193
Postretirement benefits other than pensions	2,324	2,309
Pension and SERP liabilities	23,071	23,578
Other liabilities	7,782	7,423

Liabilities subject to compromise
Accounts payable	-	-
Accrued liabilities	-	-
Income taxes payable	-	-
Capital Lease Obligations	-	-
Postretirement benefits other than pensions	-	-
Pension and SERP liabilities	-	-
Other liabilities	-	-
Total liabilities	118,847	102,768

Total shareholders' equity	45,763	51,822
Total liabilities and shareholders' equity	164,610	154,590

Allocation of Disbursements among Legal Entities
For the Post-Confirmation quarterly period ending January 2, 2010
(in 000's)

	Case #	Oct. 3, 2009	Jan. 2, 2010
Hancock Fabrics, Inc.	07-10353	23,720	42,057
Hancock Fabrics, LLC	07-10360	1,358	2,727
Hancock Fabrics of Michigan, Inc.	07-10354	0	0
HF Merchandising, Inc	07-10358	39,788	37,665
Hancockfabrics.com, Inc.	07-10357	530	618
HF Enterprises, Inc.	07-10359	20	27
HF Resources, Inc.	07-10356	20	27
		65,557	83,121

Revenue allocation by entity
		Oct. 3, 2009	Jan. 2, 2010
Hancock Fabrics, Inc.		62,557	78,729
Hancock Fabrics, LLC		2,447	3,258
Hancock Fabrics of Michigan, Inc.		-	-
Hancockfabrics.com, Inc.		1,134	1,847
		66,138	83,834

Footnote:

Provided for the purpose of calculating the US Trustee fees under 28 USC Section 1930 (a).
Expenses were allocated to Hancock Fabrics, Inc., Hancock Fabrics, LLC, Hancock Fabrics MI, Inc., and
Hancockfabrics.com, Inc. based on the revenue of the entities. The amounts for HF Merchandising, Inc., HF
Enterprises, Inc. and HF Resources, Inc. were based on actual expenditures.

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